Exhibit 99.1

Imation Names Brocade CTO David B. Stevens to Board of Directors

OAKDALE, Minn.--(BUSINESS WIRE)--March 13, 2012--Imation Corp. (NYSE: IMN), a global scalable storage and data security company, today announced that David B. Stevens has been elected to the Company’s Board of Directors. Stevens is chief technology officer and vice president of corporate development at Brocade, a provider of networking solutions for data centers, enterprises and service providers.

“David Stevens’ deep experience in creating and growing cloud computing, data storage and security businesses aligns with Imation’s move to strategic growth platforms in scalable storage and data security solutions. We are extremely pleased to add his insights and experience to our Board,” said L. White Matthews, III, Non-Executive Chairman of the Board, Imation Corp.

Stevens has more than 20 years of experience in the enterprise networking, security, computer, and data storage industries. He has been the chief technology officer of Brocade since September 2008. In 2011, he also assumed responsibility for corporate development. From October 2005 to June 2008, Stevens was co-founder and CEO of Palo Alto Networks, Inc. He served as the vice president and CTO of Brocade from 2003-2004, having joined the company through the acquisition of Rhapsody Networks, where he was founding chief executive officer and vice president of business development. Prior to that, Stevens served in senior management positions at Atmosphere Networks, Nortel, Bay Networks, and SynOptics Communications. Stevens holds both a Bachelor of Science and Master of Science in electrical engineering from the University of Virginia.

Stevens was elected as a Class I member of the Imation Board of Directors, effective as of March 12, 2012, with a term to expire at the Annual Meeting of Shareholders to be held in May 2012. He has been nominated by the Board to stand for reelection at that meeting. Stevens will serve on the Compensation Committee and the Nominating and Governance Committee of the Board of Directors.

About Imation

Imation is a global scalable storage and data security company. Our portfolio includes tiered storage and security offerings for business, and products designed to manage audio and video information in the home. Imation reaches customers in more than 100 countries through a powerful global distribution network and well recognized brands. For more information please visit, www.imation.com.

Imation and the Imation logo are trademarks of Imation Corp. and its subsidiaries. All other trademarks are property of their respective owners.

CONTACT:
Imation Corp.
Mary Rawlings-Taylor, 651-704-6796
mjrawlings-taylor@imation.com